EXHIBIT 28.30



December 17, 1997



Julie C. Tyler, MAI
Manager, Real Estate Valuations
United States Fidelity and Guaranty Company
6225 Centennial Way
Baltimore, MD 21209-3653


RE:      Appraisal of St. Andrews Apartments (259 Units)
         11500 Westwood Boulevard, Orlando, Florida
         CBC File No.  97-O241

Dear Ms. Tyler:

At your request and authorization, CB Commercial Real Estate Services Group, Inc. (CB Commercial) has prepared a Complete Appraisal presented in a self-contained appraisal report of the "as-is" market value of the fee simple estate in the referenced real property.

The subject property consists of a 259 unit garden apartment complex, and is more fully described, legally and physically, within the enclosed report.

Data, information, and calculations leading to the value conclusion are incorporated in the report following this letter. The report, in its entirety, including all assumptions and limiting conditions, is an integral part of and inseparable from this letter.

It is estimated that the "as-is" market value of the fee simple estate in the subject property, as of December 1, 1997, was:

               TWELVE MILLION SEVEN HUNDRED FIFTY THOUSAND DOLLARS
                                   $12,750,000

The following appraisal sets forth the most pertinent data gathered, the techniques employed, and the reasoning leading to the opinion of value. The analyses, opinions and conclusions were developed based on, and this report has been prepared in conformance with, our interpretation of the guidelines and recommendations set forth in the Uniform Standards of Professional Appraisal Practice (USPAP), the requirements of the Code of Professional Ethics and Standards of Professional Appraisal Practice of the Appraisal Institute, The Financial Institutions Reform, Recovery, Enforcement Act of 1989 (FIRREA), Title XI Regulations and by United States Fidelity and Guaranty Company, as submitted to us.

It has been a pleasure to assist you in this assignment. If you have any questions concerning the analysis, or if CB Commercial can be of further service, please do not hesitate to contact us.

Respectfully submitted,

CB COMMERCIAL REAL ESTATE SERVICES GROUP, INC.
APPRAISAL SERVICES

by:



_______________________________        _______________________________
John S. Galt, MAI, CCIM                Sam Hines, MAI, SGA
Vice President/Senior Analyst          First Vice President/Regional Manager
St. Cert. Gen. REA RZ0000818           St. Cert. Gen. REA RZ0000126
JG

                            SUMMARY OF SALIENT FACTS

Property Name:                     St. Andrews Apartments
Location:                          11500 Westwood Boulevard, Orlando, Florida
Assessor's Parcel Number:          13-24-28-6283-00-120
Property Type:                     Apartment (1-4 Story)
Highest and Best Use
As Though Vacant:                  Multifamily Residential
As Improved:                       Multifamily Residential
Property Rights Appraised:         Fee Simple
Date of Value:                     December 1, 1997
Date of Inspection:                December 15, 1997
Land Area:                         14.55 AC       633,885 SF
Improvements
Number of Buildings:               16
Number of Stories:                 1 - 3
Gross Building Area:               222,828 SF
Net Rentable Area:                 198,916 SF
Number of Units:                   259
Average Unit Size:                 768 SF
Year Built:                        1989
Condition:                         Good
Effective Age:                     8 Years
Estimated Exposure Time:           12 months or less
Financial Indicators
Current Occupancy:                 90.0%
Stabilized Occupancy:              91.0%
Estimated Lease-up Period:        0 Months
Overall Capitalization Rate:       8.75%
Discount Rate:                     11.50%

                                   Total          Per Unit
Stabilized Operating Data:
Effective Gross Income (EGI):      $2,053,678     $7,929
Operating Expenses:                $949,464       $3,666
Expense Ratio (Exp/EGI):           46.23%
Net Operating Income (NOI):        $1,104,214     $4,263
Valuation
Land Value:                        $2,250,000
Cost Approach:                     $12,470,000    $48,147
Sales Comparison Approach:         $12,820,000    $49,498
Income Capitalization Approach:    $12,750,000    $49,228

Concluded Market Value:            $12,750,000    $49,228

Insurable Value:                   $10,390,000    $40,116